Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (Nos. 333-149476, 333-150770, 333-150771, 333-150772 and 333-138392) of Owens Corning of our reports dated February 18, 2009, except for Notes 2, 3, and 26 as to which the date is June 1, 2009; and March 13, 2007, except for Note 9 as to which the date is February 26, 2008 and except for Notes 2, 3 and 26 as to which the date is June 1, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in the Current Report on Form 8-K of Owens Corning dated June 1, 2009.

PricewaterhouseCoopers LLP

Toledo, Ohio

June 1, 2009